Exhibit 99.1

First Watch Restaurant Group, Inc. to Participate in the Goldman Sachs 29th Annual Global Retailing Conference

BRADENTON, FL – September 7, 2022 – First Watch Restaurant Group, Inc. (NASDAQ: FWRG) (“First Watch” or the “Company”), the leading Daytime Dining concept serving breakfast, brunch and lunch, today announced that Christopher A. Tomasso, CEO and President, and Mel Hope, Chief Financial Officer, will participate in a fireside chat at the Goldman Sachs 29th Annual Global Retailing Conference on Thursday, September 8, 2022 at 2:30 p.m. Eastern Time.
The fireside chat will be webcasted live at https://investors.firstwatch.com in the News & Events section and will be archived on the site shortly after it has been concluded.

About First Watch

First Watch is an award-winning Daytime Dining concept serving made-to-order breakfast, brunch and lunch using fresh ingredients. A recipient of hundreds of local “Best Breakfast” and “Best Brunch” accolades, First Watch’s chef-driven menu includes elevated executions of classic favorites along with First Watch specialties such as the protein-packed Quinoa Power Bowl®, Farm Stand Breakfast Tacos, Avocado Toast, Chickichanga, Morning Meditation (juiced in-house daily), Vodka Kale Tonic and its famous Million Dollar Bacon. In 2022, First Watch was awarded a sought-after MenuMasters honor by Nation’s Restaurant News for its seasonal Braised Short Rib Omelet, recognized with ADP’s coveted Culture at Work Award and named a Most Loved Workplace® in Newsweek by the Best Practice Institute. In 2021, First Watch was recognized as FSR Magazine’s Best Menu and as the fastest-growing full-service restaurant chain based on unit growth. There are more than 445 First Watch restaurants in 28 states, and the restaurant concept is majority owned by Advent International, one of the world’s largest private-equity firms. For more information, visit www.firstwatch.com.

Investor Relations Contact

Raphael Gross
203.682.8253
Investors@firstwatch.com

Media Relations Contact

FirstWatch@icrinc.com